UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): April 15, 2006

Vail Resorts, Inc.
(Exact name of registrant as specified in its charter)

Delaware	1-9614	51-0291762
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

137 Benchmark Road Avon, Colorado		81620
(Address of principal executive offices)		(Zip Code)

Registrant's telephone number, including area code:		(970) 845-2500

Not applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[ ] Written communications pursuant to Rule 425 under the Securities Act
[ ] Soliciting materials pursuant to Rule 14a-12 under the Exchange Act
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Item 1.01. Entry into a Material Definitive Agreement.

On March 15, 2006, Vail Resorts, Inc. (the "Company") announced that Edward Mace was resigning his positions as President of RockResorts International, LLC ("RockResorts") and Vail Resorts Lodging Company, wholly-owned subsidiaries of the Company effective April 15, 2006.

On April 15, 2006, RockResorts entered into a separation agreement with Mr. Mace. Pursuant to the separation agreement, RockResorts will pay Mr. Mace $822,685 on October 20, 2006, which is comprised of eighteen months of Mr. Mace's base salary, a prorated share of Mr. Mace's target bonus for the Company's fiscal year 2006 and eighteen months of COBRA health insurance premiums and related costs, less statutory and authorized deductions. The separation agreement contains a mutual release and waiver by both parties for matters pertaining to or arising out of Mr. Mace's employment and provisions modified from the housing addendum to his employment agreement. The separation agreement filed with this current report replaces in its entirety Mr. Mace's employment agreement, which has been previously filed by the Company.

The foregoing description of Mr. Mace's separation agreement is qualified in its entirety by reference to the agreement attached as Exhibit 10.1 to this current report.

Item 1.02. Termination of a Material Definitive Agreement.

In connection with Mr. Mace's separation agreement, as described under Item 1.01 above, which description, is incorporated by reference into this Item 1.02, Mr. Mace's employment agreement was terminated.

Item 9.01. Financial Statements and Exhibits.

Exhibits. The following exhibits are filed herewith:

Exhibit No.	Description
10.1	Separation Agreement and General Release, dated as of April 15, 2006, between Edward E. Mace and RockResorts International, LLC.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: April 20, 2006		Vail Resorts, Inc.
	By:	/s/ Martha D. Rehm
Martha D. Rehm
Executive Vice President and General Counsel